Exhibit 99.1
Contact: Whirlpool Corporation
Media: 269/923-7405
Media@Whirlpool.com
Financial: Roxanne Warner, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS STRONG THIRD-QUARTER 2019 RESULTS

•
The Company delivered strong global net earnings margin expansion of 310 basis points (GAAP) driven by a gain on the sale of the Embraco compressor business, favorable price/mix, and cost reduction actions. On an ongoing basis (non-GAAP), the Company delivered solid EBIT(2) margin expansion of 100 basis points, excluding the gain on the sale of the Embraco compressor business.

•	The North America region delivered strong EBIT(3) margin expansion to 12.8 percent, an 80 basis point improvement driven by strong price/mix and focused cost discipline.

•	The Europe, Middle East and Africa (EMEA) region delivered significant year-over-year and sequential EBIT(3) improvement driven by the execution of strategic actions to restore profitability.

•
On a full-year basis, the Company decreased its GAAP earnings per diluted share guidance to $16.80 to $17.55; the Company is trending toward the high end of its ongoing earnings per diluted share(1) guidance range of $14.75 to $15.50.

•	The Company reaffirms its full-year cash flow guidance, and strengthened its balance sheet through the repayment of the $1 billion term loan.
BENTON HARBOR, Mich., October 22, 2019 - Whirlpool Corporation (NYSE: WHR) announced today third-quarter GAAP net earnings of $358 million (7.0 percent of sales), or $5.57 per diluted share, compared to $210 million (3.9 percent of sales), or $3.22 per diluted share, reported for the same prior-year period. On a GAAP basis, net earnings margin, or earnings as a percent of sales, was favorably impacted by a gain on the sale of the Embraco compressor business of approximately $511 million, partially offset by product warranty and liability expense of $119 million. GAAP net earnings margin and ongoing EBIT(2) margin were favorably impacted by price/mix and focused cost discipline. Third-quarter ongoing earnings per diluted share(1) were $3.97, compared to $4.55 in the same prior-year period. The Company's prior-year period GAAP and ongoing earnings per diluted share were favorably impacted by a lower effective tax rate, primarily related to pre-funding of its U.S. pension and other tax planning strategies.

"We have sustained momentum towards achieving our long-term financial goals despite global economic volatility and remain committed to our robust strategy for creating shareholder value," said Marc Bitzer, chairman and chief executive officer of Whirlpool Corporation. “Our fundamentals remain strong, and we made solid progress against our stated priorities with near-break even performance in EMEA and strong results in North America.”

Third-quarter net sales were $5.1 billion, compared to $5.3 billion in the same prior-year period, a decrease of 4.4 percent. Organic net sales (non-GAAP)(6) increased 1.6 percent.

Third-quarter EBIT(2) was $722 million, or 14.2 percent of sales, compared to $275 million, or 5.2 percent of sales, in the same prior-year period. Third-quarter ongoing EBIT(2) was $364 million, or 7.2 percent of sales, compared to $332 million, or 6.2 percent of sales, in the same prior-year period. The Company's third-quarter 2018 results include $21 million of EBIT(3) related to the Embraco compressor business.

Third-quarter interest and sundry income was $29 million, compared to $24 million expense in the prior year, primarily driven by currency related hedging gains which were offset by an unfavorable foreign currency impact in gross margin.

For the nine months ended September 30, 2019, the Company reported cash used in operating activities of $(566) million, compared to $(615) million in the prior year; the $49 million improvement was primarily driven by higher net earnings. The Company reported free cash flow(4) of $(805) million for the first nine months of 2019, compared to $(874) million for the first nine months of 2018, primarily driven by higher net earnings and lower capital expenditures.

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported third-quarter net sales of $3.0 billion, compared to $3.0 billion in the same prior-year period, an increase of 0.5 percent. Excluding the impact of currency, sales increased 0.6 percent.

The region reported third-quarter EBIT(3) of $387 million, or 12.8 percent of sales, compared to EBIT of $343 million, or 11.5 percent of sales, in the same prior-year period. Third-quarter prior year ongoing EBIT(3) was $360 million, or 12.0 percent. During the quarter, the favorable impact of product price/mix and cost productivity benefits were partially offset by lower unit volumes and continued cost inflation.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported third-quarter net sales of $1.1 billion, compared to $1.1 billion in the same prior-year period, a decrease of 3.8 percent. Excluding the impact of currency, sales decreased 0.4 percent.

The region reported third-quarter EBIT(3) of $(18) million, or (1.7) percent of sales, compared to $(39) million, or (3.4) percent of sales, in the same prior-year period. Ongoing EBIT(3) was $(4) million, or (0.4) percent of sales, compared to $(39) million, or (3.4) percent of sales, in the same prior-year period. During the quarter, EBIT(3) and ongoing EBIT(3) were favorably impacted by cost reduction initiatives and lower raw material inflation.

Whirlpool Latin America

Whirlpool Latin America reported third-quarter net sales of $632 million, compared to $878 million in the same prior-year period, a decrease of 27.9 percent. Organic net sales (non-GAAP)(6) increased by 4.1 percent.

The region reported third-quarter EBIT(3) of $29 million, or 4.6 percent of sales, compared to EBIT of $49 million, or 5.6 percent of sales, in the same prior-year period. Third-quarter prior year ongoing EBIT(3) was $61 million, or 7.0 percent. During the quarter, the favorable impact of product price/mix and lower raw material inflation was more than offset by unfavorable currency and lower unit volumes related to temporary trade inventory timing. The Latin America region's third-quarter 2018 results include $21 million of EBIT(3) related to the Embraco compressor business.

Whirlpool Asia

Whirlpool Asia reported third-quarter net sales of $358 million, compared to $339 million in the same prior-year period, an increase of 5.7 percent. Excluding the impact of currency, sales increased 7.1 percent.

The region reported third-quarter EBIT(3) of $9 million, or 2.4 percent of sales, compared to $13 million, or 3.8 percent of sales, in the same prior-year period. During the quarter, the favorable impact of higher unit volumes, lower raw material inflation and cost takeout initiatives were more than offset by continued brand transition investments in China.

OUTLOOK

For the full-year 2019, the Company decreased its GAAP earnings per diluted share guidance to $16.80 to $17.55, as additional product warranty and liability expense was partially offset by adjustments to the Embraco gain on sale calculation. The Company has reaffirmed its ongoing earnings per diluted share(1) guidance of $14.75 to $15.50, and is trending towards the high end of the range.

For the full-year 2019(5), the Company continues to expect to generate cash provided by operating activities of approximately $1.4 billion and free cash flow(4) of approximately $800 million. Included in GAAP cash flow and free cash flow(4) guidance are restructuring cash outlays of approximately $200 million and, with respect to free cash flow(4), capital spending of approximately $625 million.

“We once again demonstrated the fundamental strength of our global business as we execute on our strategic initiatives, leading to margin expansion and improved cash generation,” said Jim Peters, chief financial officer of Whirlpool Corporation. “Additionally, we strengthened our balance sheet and made significant progress towards our long-term debt leverage target with the repayment of our $1 billion term loan.”

(1) A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of earnings before interest and taxes (EBIT) and ongoing EBIT, non-GAAP financial measures, to reported net earnings available to Whirlpool, and a reconciliation of EBIT margin and ongoing EBIT margin, non-GAAP financial measures, to net earnings margin and other important information, appears below.
(3) Segment EBIT and Ongoing Segment EBIT represents our consolidated EBIT broken down by the Company's reportable segments and are metrics used by the chief operating decision maker in accordance with ASC 280. Consolidated EBIT also includes corporate "Other/Eliminations" of $301 million and $(120) million for the third quarters of 2019 and 2018, respectively. Ongoing segment EBIT includes certain adjustments to segment EBIT, and a reconciliation and other important information, appears below.
(4) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(5) Full-year 2019 free cash flow guidance reflects the net proceeds from the sale of the Embraco compressor business of approximately $1 billion and the associated term loan repayment of $1 billion.
(6) Organic net sales does not reflect the impact of exchange rate fluctuations and the Embraco divestiture.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the leading major appliance manufacturer in the world, with approximately $21 billion in annual sales, 92,000 employees and 65 manufacturing and technology research centers in 2018. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Website Disclosure
We routinely post important information for investors on our website, whirlpoolcorp.com, in the "Investors" section. We also intend to update the Hot Topics Q&A portion of this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries ("Whirlpool") that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers, and the impact of the changing retail environment; (2) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (3) Whirlpool's ability to maintain its reputation and brand image; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (5) Whirlpool's ability to obtain and protect intellectual property rights; (6) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (8) information technology system failures, data security breaches, network disruptions, and cybersecurity attacks; (9) product liability and product recall costs; (10) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (11) our ability to attract, develop and retain executives and other qualified employees; (12) the impact of labor relations; (13) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (14) Whirlpool's ability to manage foreign currency fluctuations; (15) impacts from goodwill impairment and related charges; (16) triggering events or circumstances impacting the carrying value of our long-lived assets; (17) inventory and other asset risk; (18) the uncertain global economy and changes in economic conditions which affect demand for our products; (19) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (20) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (21) the effects and costs of governmental investigations or related actions by third parties; and (22) changes in the legal and regulatory environment including environmental, health and safety regulations, and taxes and tariffs.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The number one major appliance manufacturer in the world claim is based on most recently available publicly reported annual revenues among leading appliance manufacturers.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	2019	2018	2019	2018
Net sales	$5,091	$5,326	$15,037	$15,377
Expenses
Cost of products sold	4,350	4,431	12,552	12,790
Gross margin	741	895	2,485	2,587
Selling, general and administrative	491	550	1,580	1,596
Intangible amortization	17	18	53	58
Restructuring costs	56	28	142	216
Impairment of goodwill and other intangibles	—	—	—	747
(Gain) loss on sale and disposal of businesses	(516)	—	(437)	—
Operating profit (loss)	693	299	1,147	(30)
Other (income) expense
Interest and sundry (income) expense	(29)	24	(222)	106
Interest expense	45	52	148	141
Earnings (loss) before income taxes	677	223	1,221	(277)
Income tax expense	313	7	311	52
Net earnings (loss)	364	216	910	(329)
Less: Net earnings available to noncontrolling interests	6	6	14	24
Net earnings (loss) available to Whirlpool	$358	$210	$896	$(353)
Per share of common stock
Basic net earnings (loss) available to Whirlpool	$5.62	$3.25	$14.04	$(5.18)
Diluted net earnings (loss) available to Whirlpool	$5.57	$3.22	$13.93	$(5.18)
Dividends declared	$1.20	$1.15	$3.55	$3.40
Weighted-average shares outstanding (in millions)
Basic	63.6	64.5	63.8	68.2
Diluted	64.2	65.3	64.3	68.2

Comprehensive income (loss)	$419	$130	$1,002	$(573)

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$993	$1,498
Accounts receivable, net of allowance of $127 and $136, respectively	2,588	2,210
Inventories	2,883	2,533
Prepaid and other current assets	911	839
Assets held for sale	—	818
Total current assets	7,375	7,898
Property, net of accumulated depreciation of $6,331 and $6,190, respectively	3,203	3,414
Right of use assets	746	—
Goodwill	2,420	2,451
Other intangibles, net of accumulated amortization of $572 and $527, respectively	2,217	2,296
Deferred income taxes	2,031	1,989
Other noncurrent assets	414	299
Total assets	$18,406	$18,347
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,229	$4,487
Accrued expenses	626	690
Accrued advertising and promotions	755	827
Employee compensation	430	393
Notes payable	941	1,034
Current maturities of long-term debt	546	947
Other current liabilities	973	811
Liabilities held for sale	—	489
Total current liabilities	8,500	9,678
Noncurrent liabilities
Long-term debt	4,105	4,046
Pension benefits	530	637
Postretirement benefits	310	318
Lease liabilities	617	—
Other noncurrent liabilities	395	463
Total noncurrent liabilities	5,957	5,464
Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 112 million shares issued, and 63 million and 64 million shares outstanding, respectively	112	112
Additional paid-in capital	2,786	2,768
Retained earnings	7,659	6,933
Accumulated other comprehensive loss	(2,603)	(2,695)
Treasury stock, 49 million and 48 million shares, respectively	(4,926)	(4,827)
Total Whirlpool stockholders' equity	3,028	2,291
Noncontrolling interests	921	914
Total stockholders' equity	3,949	3,205
Total liabilities and stockholders' equity	$18,406	$18,347

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Nine Months Ended
	2019	2018
Operating activities
Net earnings (loss)	$910	$(329)
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	443	491
Impairment of goodwill and other intangibles	—	747
(Gain) loss on sale and disposal of businesses	(437)	—
Changes in assets and liabilities:
Accounts receivable	(517)	(585)
Inventories	(525)	(271)
Accounts payable	(110)	(122)
Accrued advertising and promotions	(62)	(95)
Accrued expenses and current liabilities	29	196
Taxes deferred and payable, net	(59)	(105)
Accrued pension and postretirement benefits	(72)	(433)
Employee compensation	77	35
Other	(243)	(144)
Cash used in operating activities	(566)	(615)
Investing activities
Capital expenditures	(306)	(330)
Proceeds from sale of assets and business	1,034	27
Proceeds from held-to-maturity securities	—	60
Investment in related businesses	—	(25)
Other	(5)	(4)
Cash provided by (used in) investing activities	723	(272)
Financing activities
Net proceeds from borrowings of long-term debt	699	703
Repayments of long-term debt	(946)	(381)
Net proceeds (repayments) from short-term borrowings	(63)	1,761
Dividends paid	(229)	(232)
Repurchase of common stock	(100)	(1,102)
Common stock issued	5	7
Other	(7)	(6)
Cash provided by (used in) financing activities	(641)	750
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(55)	(74)
Decrease in cash, cash equivalents and restricted cash	(539)	(211)
Cash, cash equivalents and restricted cash at beginning of period	1,538	1,293
Cash, cash equivalents and restricted cash at end of period	$999	$1,082

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings, ongoing earnings per diluted share, organic net sales, sales excluding currency and free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that organic net sales provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations and divestitures. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Any such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net earnings margin, net sales, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. We also disclose segment EBIT and ongoing segment EBIT as important financial metrics used by the Company's Chief Operating Decision Maker to evaluate performance and allocate resources in accordance with ASC 280 - Segment Reporting. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Third-Quarter 2019 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2019. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our third-quarter adjusted effective tax rate of 17.5%.

Three Months Ended
Earnings Before Interest & Taxes Reconciliation:	September 30, 2019
Net earnings (loss) available to Whirlpool	$358
Net earnings (loss) available to noncontrolling interests	6
Income tax expense (benefit)	313
Interest expense	45
Earnings before interest & taxes(7)	$722
Net sales	$5,091
Net earnings margin	7.0%

	Results Classification	Earnings before interest & taxes(7)	Earnings per diluted share
Reported measure		$722	$5.57
Restructuring costs(a)	Restructuring costs	56	0.88
Divestiture related transition costs(d)	Selling, general and administrative	(14)	(0.22)
Divestiture related transition costs (d)	Interest and sundry (income) expense	(3)	(0.05)
(Gain) loss on sale and disposal of businesses(f)	(Gain) loss on sale and disposal of businesses	(516)	(8.03)
Product warranty and liability expense(g)	Cost of products sold	119	1.85
Income tax impact		—	0.97
Normalized tax rate adjustment(b)		—	2.99
Ongoing measure		$364	$3.97
Net sales		$5,091
Ongoing EBIT margin		7.2%

Note: Numbers may not reconcile due to rounding

Third-Quarter 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings (loss) available to Whirlpool and net earnings (loss) per diluted share available to Whirlpool, for the three months ended September 30, 2018. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our third-quarter adjusted effective tax rate of (8.7)%.

Three Months Ended
Earnings Before Interest & Taxes Reconciliation:	September 30, 2018
Net earnings (loss) available to Whirlpool	$210
Net earnings (loss) available to noncontrolling interests	6
Income tax expense (benefit)	7
Interest expense	52
Earnings (loss) before interest & taxes(7)	$275
Net sales	$5,326
Net earnings margin	3.9%

	Results Classification	Earnings (loss) before interest & taxes(7)	Earnings (loss) per diluted share
Reported measure		$275	$3.22
Restructuring costs(a)	Restructuring costs	28	0.43
Trade customer insolvency(e)	Selling, general and administrative	29	0.45
Income tax impact		—	0.08
Normalized tax rate adjustment(b)		—	0.37
Ongoing measure		$332	$4.55
Net sales		$5,326
Ongoing EBIT margin		6.2%

Note: Numbers may not reconcile due to rounding

Ongoing Segment Earnings Before Interest and Taxes

The reconciliation provided below reconciles ongoing segment EBIT with segment EBIT, for the three months ended September 30, 2019. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales. Segment EBIT margin is calculated by dividing segment EBIT by segment net sales.

	Three Months Ended
	September 30, 2019
	Segment earnings before interest and taxes	Restructuring costs(a)	Divestiture related transition costs(d)	(Gain) loss on sale and disposal of businesses(f)	Product warranty and liability expense(g)	Ongoing segment earnings (loss) before interest and taxes
North America	$387	$—	$—	$—	$—	$387
EMEA	(18)	—	—	—	14	(4)
Latin America	29	—	—	—	—	29
Asia	9	—	—	—	—	9
Other/Eliminations	315	56	(17)	(516)	105	(56)
Total Whirlpool Corporation	$722	$56	$(17)	$(516)	$119	$364

The reconciliation provided below reconciles ongoing segment EBIT with segment EBIT, for the three months ended September 30, 2018. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales. Segment EBIT margin is calculated by dividing segment EBIT by segment net sales.

	Three Months Ended
	September 30, 2018
	Segment earnings before interest and taxes	Restructuring expense(a)	Trade customer insolvency(e)	Ongoing segment earnings (loss) before interest and taxes
North America	$343	$—	$17	$360
EMEA	(39)	—	—	(39)
Latin America	49	—	12	61
Asia	13	—	—	13
Other/Eliminations	(91)	28	—	(63)
Total Whirlpool Corporation	$275	$28	$29	$332

Note: Numbers may not reconcile due to rounding

Full-Year 2019 Outlook For Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2019. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our anticipated full-year GAAP tax rate of approximately 25% includes the impact of the gain on sale of Embraco. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate between 15% and 20%.

		Twelve Months Ending
		December 31, 2019
	Results Classification	Earnings before interest & taxes(7)	Earnings per diluted share
Reported measure*		$1,685	$16.80 - $17.55
Restructuring costs(a)	Restructuring costs	200	3.11
Brazil indirect tax credit(c)	Interest and sundry (income) expense	(180)	(2.79)
Gain (loss) on sale and disposal of businesses(f)	Gain (loss) on sale and disposal of businesses	(437)	(6.79)
Product warranty and liability expense(g)	Cost of products sold	131	2.03
Income tax impact		—	0.77
Normalized tax rate adjustment(b)		—	1.62
Ongoing measure		$1,400	$14.75 - $15.50

Note: Numbers may not reconcile due to rounding

(7) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. The Company does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of the Company's overall net earnings -- implicates the Company's projections regarding the earnings of the Company's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Full-Year 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings (loss) available to Whirlpool and net earnings (loss) per diluted share available to Whirlpool, for the twelve months ended December 31, 2018. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our full-year GAAP tax rate includes the nondeductible earnings impact of the impairment of goodwill and intangibles of $747 million and the France antitrust settlement charge of $103 million. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year adjusted tax rate of approximately 6.6%.

Twelve Months Ended
Earnings Before Interest & Taxes Reconciliation:	December 31, 2018
Net earnings (loss) available to Whirlpool	$(183)
Net earnings (loss) available to noncontrolling interests	24
Income tax expense (benefit)	138
Interest expense	192
Earnings before interest & taxes(7)	$171
Net sales	$21,037
Net earnings margin	(0.9)%

	Results Classification	Earnings before interest & taxes(7)	Earnings (loss) per diluted share
Reported measure		$171	$(2.72)
Restructuring costs(a)	Restructuring costs	247	3.68
France antitrust settlement (h)	Interest and sundry (income) expense	103	1.53
Impairment of goodwill and intangibles (i)	Impairment of goodwill and other intangibles	747	11.11
Trade customer insolvency(e)	Selling, general and administrative	30	0.45
Divestiture related transition costs(d)	Selling, general and administrative	21	0.32
Income tax impact		—	(0.29)
Normalized tax rate adjustment(b)		—	1.25
Share adjustment*		—	(0.17)
Ongoing measure		$1,319	$15.16
Net sales		$21,037
Ongoing EBIT margin		6.3%

Note: Numbers may not reconcile due to rounding

*As a result of our full-year GAAP earnings loss, the impact of antidilutive shares was excluded from the loss per share calculation on a GAAP basis. The share count adjustment used in the calculation of the full year ongoing earnings per diluted share includes the full-year weighted average basic shares outstanding of 67.2 million plus the impact of antidilutive shares of 0.7 million which were excluded on a GAAP basis.

Organic Net Sales

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the three months ended September 30, 2019 and September 30, 2018 for the Company.

	Q3 2019	Q3 2018	Change
Net Sales	$5,091	$5,326	(4.4)%
Less: Embraco Net Sales	-	(266)
Add-Back: Currency	$50	$—
Organic Net Sales	$5,141	$5,060	1.6%

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the three months ended September 30, 2019 and September 30, 2018 for Whirlpool Latin America.

	Q3 2019	Q3 2018	Change
Net Sales	$632	$878	(27.9)%
Less: Embraco Net Sales	—	(266)
Add-Back: Currency	5	—
Organic Net Sales	$637	$612	4.1%

Note: Numbers may not reconcile due to rounding

Footnotes:

a.
RESTRUCTURING COSTS - In 2014, the Company completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. In 2018, these costs are primarily related to Indesit restructuring, an Embraco plant closure in Italy, and certain other unique restructuring events. In 2019, these costs are primarily related to actions that right-size our EMEA business and certain other unique restructuring events, including restructuring of the Naples, Italy manufacturing plant.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the third quarter of 2019, the Company calculated ongoing earnings per share using an adjusted tax rate of 17.5%, to reconcile to our anticipated full-year effective tax rate between 15% and 20%, which includes the tax impact of the gain on sale of the Embraco business, a valuation allowance release and the Brazil indirect tax credit. The Company's 2018 normalized tax rate excludes the tax impact of impairment of goodwill and intangibles of $747 million, the France antitrust settlement charge of $103 million and the impact of U.S. tax reform of $95 million.

c.
BRAZIL INDIRECT TAX CREDIT - During the first half of 2019, the Company received favorable, non-appealable decisions related to the recovery of certain taxes previously paid over gross sales. As a result, the Company recorded a gain in interest and sundry (income) expense during the first and second quarter of 2019 in the amount of $127 million and $53 million, respectively, in connection with these decisions.

d.
DIVESTITURE RELATED TRANSITION COSTS - In the fourth quarter of 2018, the Company recognized transition costs of approximately $21 million associated with the sale of its Embraco compressor business. During the first and second quarter of 2019, the Company recognized additional transition costs of $6 million and $11 million, respectively. In the third quarter of 2019, the Company reclassified approximately $17 million of first half 2019 divestiture related transition costs into "(Gain) loss on sale and disposal of businesses" to fully reflect the net impact from the gain on the sale of the Embraco compressor business.

e.
TRADE CUSTOMER INSOLVENCY - During the third quarter of 2018, the Company recognized bad debt expense related to trade customer insolvency of a U.S. retailer and a Brazilian retailer, in the amounts of approximately $17 million and $12 million, respectively. During the fourth quarter of 2018, the Company recognized an additional bad debt expense related to the Brazilian retailer in the amount of approximately $14 million, and reduced bad debt expense related to the U.S. retailer in the amount of approximately $13 million.

f.
(GAIN) LOSS ON SALE AND DISPOSAL OF BUSINESSES - During the second quarter of 2019, the Company entered into an agreement to sell its South Africa operations. As a result, the Company recorded a charge of $35 million for the write-down of the assets of the disposal group to fair value and $33 million of cumulative foreign currency translation adjustments included in the carrying amount of the disposal group to calculate the impairment. The Company also incurred charges of approximately $11 million, primarily inventory liquidation costs, related to the exit of our domestic sales operations in Turkey. Total charges recorded in the second quarter of 2019 were approximately $79 million. During the third quarter of 2019, changes in working capital accounts and currency translation adjustments resulted in the Company reducing the amount of loss by approximately $5 million.

On July 1, 2019 the Company closed the sale of the Embraco compressor business. As a result, the Company recorded a gain, before taxes, of approximately $511 million. Included in this amount are closing costs related to the sale and previously disclosed divestiture related transition costs. To report the full gain amount as net of these costs, the Company reclassified previously disclosed divestiture related transition costs from their original accounts into the account for the gain. Approximately $14 million of previously disclosed charges were reclassified out of “Selling, general and administrative” into “(Gain) loss on sale and disposal of businesses.” Approximately $3 million of previously disclosed charges were reclassified out of “Interest and sundry (income) expense” into “(Gain) loss on sale and disposal of businesses.” During the third quarter of 2019, the Company incurred approximately $17 million of additional divestiture related transition costs, resulting in a year-to-date total of approximately $34 million, which are fully reflected in the gain, before taxes, of approximately $511 million.

g.
PRODUCT WARRANTY AND LIABILITY EXPENSE - In September 2015, the Company recorded a liability related to a corrective action affecting certain legacy Indesit products. During the second and third quarters of 2019, the Company incurred additional product warranty expense related to our previously disclosed legacy Indesit dryer corrective action campaign in the UK for approximately $12 million and $14 million, respectively. In the third quarter of 2019, the Company recorded a charge of approximately $105 million for estimated product warranty expense related to certain EMEA-produced washers for which the Company is assessing corrective action.

h.
FRANCE ANTITRUST SETTLEMENT - In 2013, the French Competition Authority ("FCA") commenced an investigation of appliance manufacturers and retailers, including Whirlpool and Indesit operations in France. With respect to the first part of the investigation, the Company agreed to a preliminary settlement with the FCA staff in the second quarter of 2018 and accrued $114 million. In the fourth quarter of 2018, the final settlement was approved by the FCA's college of commissioners in the amount of approximately $122 million, with approximately $19 million of the total settlement to be paid by the previous owner of Indesit to the Company. The Company paid $52 million in the first quarter of 2019 and the remainder in the second quarter of 2019.

i.
IMPAIRMENT OF GOODWILL AND INTANGIBLES - During the second quarter of 2018, the Company performed a quantitative assessment of the EMEA region's goodwill and intangible assets for impairment. Based on a third-party valuation, the Company concluded that fair value of equity did not exceed its carrying value and therefore goodwill and intangible assets were impaired. The impact of this impairment was $168 million to intangible assets and $579 million to goodwill in the second quarter of 2018.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles nine months ended September 30, 2019 and 2018 and projected 2019 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure. Free cash flow as a percentage of net sales is calculated by dividing free cash flow by net sales.

	Nine Months Ended September 30,
(millions of dollars)	2019	2018	2019 Outlook
Cash provided by (used in) operating activities	$(566)	$(615)	~$1,425
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	761	(259)	375
Repayment of term loan	(1,000)	—	(1,000)
Free cash flow	$(805)	$(874)	~$800

Cash provided by (used in) investing activities**	$723	$(272)
Cash provided by (used in) financing activities**	$(641)	$750

Note: 2019 free cash flow outlook includes the net proceeds and the term loan repayment related to the sale of the Embraco business of approximately $1 billion.

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the Company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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